Exhibit 99.1

FOR IMMEDIATE RELEASE

RLI INCREASES DIVIDEND FOR 40TH CONSECUTIVE YEAR

PEORIA, ILLINOIS, May 7, 2015 — RLI Corp. (NYSE: RLI) — The RLI Corp. board of directors has declared a second quarter regular cash dividend of $0.19 per share, a $0.01 increase over the prior quarter. The dividend is payable on June 19, 2015 to shareholders of record as of May 29, 2015.

RLI has paid dividends for 156 consecutive quarters and increased dividends in each of the last 40 years.

The company’s dividend yield would be 1.55%, based on the $0.76 indicated annual dividend and yesterday’s closing stock price of $49.18.

RLI (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company, a distinction held by fewer than 10 percent of property and casualty insurance companies in the U.S. RLI has increased dividends for 40 consecutive years and delivered underwriting profits for 19 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

Media Contact

Aaron Jacoby, Vice President, Corporate Development
309-693-5880
Aaron.Jacoby@rlicorp.com

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